SHARE PURCHASE AGREEMENT

between

2635835 ONTARIO INC.

- and -

CORIX BIOSCIENCE, INC.

dated as of

May 23, 2018

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "**Agreement**"), dated as of May 23, 2018, is entered into between Corix Bioscience, Inc. (the "**Vendor**"), and 2635835 Ontario Inc., a corporation incorporated under the *Business Corporations Act* (Ontario) (the "**Purchaser**").

Recitals

WHEREAS, the Vendor owns 100% ownership interest (the "**Shares**") in the capital of Pharmaceutical Development Company (Pty) Ltd, a corporation incorporated under the laws of the Kingdom of Lesotho (the "**Corporation**"), including all rights attached thereto;

AND WHEREAS, the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

"**Accounts Receivable**" means all trade and other receivables of the Corporation.

"**Acquisition Proposal**" has the meaning set forth in Section 5.03(a).

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

"**Affiliate**" when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term "controlled" has a corresponding meaning; *provided that*, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

"**Agreement**" has the meaning set forth in the preamble.

"**Articles**" means the original or restated articles of association, articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement,

articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

"**Assessment**" has the meaning set forth in Section 5.09(e).

"**Assets**" means all of the assets, real and personal, tangible and intangible of the Corporation including the Corporation's Permits.

"**Benefit Plan**" means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Corporation, or any spouses, dependents or survivors of any employee or former employee of the Corporation, or in respect of which the Corporation is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and supplemental pension, except that the term "Benefit Plans" shall not include any statutory plans with which the Corporation is required to comply.

"**Books and Records**" means: (a) all of the Corporation's books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of the Corporation commencing after the Tax year ended three years before the date of this Agreement; (b) the corporate records of the Corporation; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Corporation or the Business; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise relating to the Business, that are in the possession or under the control of the Corporation, the Vendor or an Affiliate thereof, including all data and information stored electronically or on computer related media.

"**Business**" means the business of growing, cultivating, processing, manufacturing and supplying cannabis.

"**Business Day**" means any day except Saturday, Sunday or any other day on which banks located in Toronto, Ontario or Maseru, Lesotho are authorized or required by Law to be closed for business.

"**CFPOA**" has the meaning set forth in Section 3.24(a)(ii).

"**Closing**" has the meaning set forth in Section 2.04.

"**Closing Date**" has the meaning set forth in Section 2.04.

"**Closing Date Tax Year**" has the meaning set forth in Section 5.09(b).

"**Closing Time**" means 11:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

"**Collective Agreement**" means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any employees.

"**Contracts**" means all contracts, leases, deeds, mortgages, licences, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"**Corporation**" has the meaning set forth in the recitals.

"**Corporate IP**" means any Intellectual Property that is owned or held for use by the Corporation.

"**Corporate IP Agreements**" means any licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Corporation is a party, beneficiary or otherwise bound.

"**Corporate IP Registrations**" means any Corporate IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"**Direct Claim**" has the meaning set forth in Section 7.03(c).

"**Disposal**" means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

"**Dollars**" or "**$**" means the lawful currency of Canada.

"**Encumbrances**" means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Corporation, the Shares, the Assets or the Permits.

"**Environment**" means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters

and living organisms, and the environment or natural environment as defined in any Environmental Law, and "**Environmental**" shall have a corresponding meaning.

"**Environmental Law**" means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance.

"**Environmental Notice**" means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

"**Environmental Permit**" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Government under any Environmental Law.

"**FACFOA**" has the meaning set forth in Section 3.24(a)(ii).

"**FCPA**" has the meaning set forth in Section 3.24(a)(ii).

"**Financial Statements**" means collectively the financial statements of the Corporation for the financial year ended August 31, 2017.

"**Governmental Authority**" means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

"**Hazardous Substance**" means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

"**Indemnified Party**" has the meaning set forth in Section 7.03.

"**Indemnifying Party**" has the meaning set forth in Section 7.03.

"**Independent Contractor**" means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer or director of the Corporation, or any such individual's personal services company, and which individual or personal services

company receives or received remuneration from the Corporation under a Contract for services; and (b) any individual who is an employee, officer or director of the Corporation, but who in the past was an individual who was not an employee, officer or director of the Corporation or any such individual's personal services company, and which individual or personal services company received remuneration from the Corporation under a Contract for services.

"**Intellectual Property**" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers and other communication addresses owned or used by the Corporation; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with *Twitter*®, *Facebook*® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Corporation; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor's certificates and patent utility models).

"**Interim Period**" means the period of time from and including the date of this Agreement to the Closing Time.

"**Law**" means any applicable statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Liabilities**" has the meaning set forth in Section 3.07.

"**Losses**" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal fees, disbursements and charges on a substantial indemnity basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; *provided that* "Losses" shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Corporation; or (b) the ability of the Vendor to consummate the transactions contemplated

hereby on a timely basis; *provided that* "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Corporation operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except under Section 3.05 and Section 5.07; (vi) any changes in Laws or accounting rules or principles, or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; *provided further that* any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Corporation compared to other participants in the industries in which the Corporation conducts its businesses.

"**Material Contracts**" means all Permits necessary or desirable for the operation of the Business of the Corporation.

"**OFAC**" has the meaning set forth in Section 3.24(a)(iv).

"**Ordinary Course**", when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Corporation conducted in a manner consistent with the Corporation's past practice.

"**Permits**" means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"**Permitted Encumbrances**" means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent or, if overdue, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker's compensation, employment insurance, pension plan programs mandated under Law and for which appropriate accruals have been established; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under the Contracts; and (e) undetermined or inchoate Encumbrances imposed or permitted by laws and incurred in the Ordinary Course, such as builder's liens, construction liens, material mens' liens and other liens, privileges or other charges of a similar nature that relate to obligations not due (or delinquent or, if due and delinquent, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained.

"**Person**" means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Personal Information**" means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Corporation who is a natural person, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a

reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Corporation.

"**Pre-Closing Tax Periods**" shall mean any Tax Period ending before the Closing and any pre-Closing portion of a Straddle Period.

"**Public Shares**" means the freely tradable securities of a Person listed on a Canadian or United States stock exchange or quotation system.

"**Purchase Price**" has the meaning set forth in Section 2.02.

"**Purchaser**" has the meaning set forth in the preamble.

"**Purchaser Indemnitees**" has the meaning set forth in Section 7.02.

"**Related Party**" has the meaning set forth in Section 3.21(c).

"**Related Party Debt**" means all Liabilities owed by the Corporation to the Vendor or any other Related Party.

"**Related Party Receivables**" means any receivable owing to the Corporation by the Vendor or any other Related Party.

"**Related Person**" has the meaning set forth in Section 3.21(a).

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

"**Remedial Order**" means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

"**Restricted Period**" has the meaning set forth in Section 8.01.

"**SEMA**" has the meaning set forth in Section 3.24(a)(ii).

"**Shares**" means the common shares in the capital of the Corporation.

"**Straddle Period**" means any Tax Period beginning before the Closing and ending after the Closing.

"**Tax**" or "**Taxes**" means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax

including sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

"**Tax Period**" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

"**Tax Return**" means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

"**Third Party Claim**" has the meaning set forth in Section 7.03(a).

"**Transaction Documents**" means:

(a) this Agreement; and

(b) any other documents entered into on Closing in connection with this Agreement.

"**Vendor**" has the meaning set forth in the preamble.

"**VWAP**" means the volume weighted average trading price of the Public Shares on a Canadian or United States stock exchange or quotation system where a majority of the Public Shares are traded, and calculated by dividing the total value by the total volume of the Public Shares traded for the relevant period.

ARTICLE II
Transfer

Section 2.01 Transfer. Subject to the terms and conditions set forth herein, at the Closing, the Vendor shall transfer to the Purchaser, and the Purchaser shall accept from the Vendor, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. Subject to the terms and conditions set forth herein, the aggregate purchase price for the Shares shall be $7,000,000 (the "**Purchase Price**").

Section 2.03 Payment of Purchase Price. The Purchaser shall pay and satisfy the Purchase Price on Closing by paying $1,300,000 to "Paesano Akkashian Apkarian, PC Attorney-Client Trust Account," as the trust account for the Vendor's counsel, in accordance with the wiring instructions attached hereto as Exhibit A and by issuing and delivering to the Vendor, free and clear of all Encumbrances and registered as directed by the Vendor, that number of the Public Shares as equal to the $5,700,000 divided by the VWAP of the Public Shares for the five days immediately preceding the date of this Agreement (the "Share Issuance"). Purchaser and Vendor agree that the Share Issuance is a post-closing condition. Purchaser shall produce to Vendor within ten (10) days after Closing (a) the issuer of the Public Shares, i.e. the company, (b) the symbol for the exchange in which the Public Shares trade, (c) the number of Public Shares to be issued under this Agreement, (d) the

calculation of VWAP used in determining the number of Public Shares to be issued, (e) notification by Purchaser to the transfer agent or custodian of the Public Shares disclosing the Purchaser's direction to the transfer agent or custodian to transfer the Public Shares to Vendor or Vendor's assign, and (f) a signed verification that the Purchaser or a permitted assignee of the Purchaser holds title and rights to transfer the Public Shares.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the transfer of the Shares contemplated hereby shall take place at a closing (the "**Closing**") to be held at the Closing Time or at such other time or on such other date or at such other place as the Vendor and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "**Closing Date**").

ARTICLE III
Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Authorization of the Vendor. Title to the Shares.

(a) The Vendor has the power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by the Vendor as contemplated herein and to perform each of its obligations hereunder and under all such other agreements and instruments. The Vendor has the power, authority and capacity to own and dispose of the Shares to the Purchaser.

(b) This Agreement constitutes the valid and binding obligation of the Vendor enforceable against such Vendor in accordance with its terms. The Vendor is not an insolvent person within the meaning of the *Bankruptcy and Insolvency Act (Canada)* and other Laws and will not become an insolvent person as a result of the Closing. There is no Action in progress, pending, or threatened against or affecting such Vendor or affecting the title of the Vendor to any of the Shares at law or in equity. There are no grounds on which any such Action might be commenced and there is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or affecting the Vendor, in any such case, which affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder.

(c) The Vendor is the sole and unlimited owner of the Shares which represent 100% interest in the registered capital and voting rights in the Corporation.

(d) The Shares are free of any Encumbrance and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares and no claim has been made by any person to be entitled to any such Encumbrance.

Section 3.02 Corporate Status and Extra-Provincial Registration of the Corporation. Lesotho is the only jurisdiction in which the Corporation is licensed or registered to carry on business, and the Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. All corporate actions taken by the Corporation in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

Section 3.03 Capitalization

(a) The Shares in the Corporation are equivalent to a (i) 100% share in voting rights in the Corporation and (ii) 100% share in profits of the Corporation. The Vendor is the registered and beneficial owner of the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Shares, free and clear of all Encumbrances.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any securities in the capital of the Corporation or obligating the Vendor or the Corporation to issue or sell any securities of, or any other interest in, the Corporation. The Corporation does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Corporation does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person.

Section 3.05 No Conflicts; Consents.

(a) The execution, delivery and performance by the Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) if applicable, conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Corporation;

(ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Vendor or the Corporation;

(iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Vendor or the Corporation is a party or by which the Vendor or the Corporation is bound or to which any of their respective Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Corporation;

(iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Corporation;

(v) result in any restrictions on the ability of the Corporation to import cannabis from the Affiliates of the Purchaser; or

(vi) violate any restrictive covenants to which the Corporation is bound.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Vendor or the Corporation in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06Financial Statements The Corporation maintains a standard system of accounting.

Section 3.07Undisclosed Liabilities. The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the "**Liabilities**").

Section 3.08Absence of Certain Changes, Events and Conditions. Since the date of incorporation of the Corporation, there has not been, with respect to the Corporation, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Articles, by-laws, unanimous shareholder agreement or other constating documents of the Corporation, except the articles of amendment provided to the Purchaser and its counsel;

(c) split, consolidation or reclassification of any shares in the Corporation;

(d) issuance, sale or other disposition of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Corporation;

(e) entry into any Contract for which there are outstanding obligations or Liabilities.

(f) any capital investment in, or any loan to, any other Person other than loans to Related Parties;

(g) adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Corporation or its creditors seeking to adjudicate the Corporation as bankrupt or insolvent, making a proposal with respect to the Corporation under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Corporation or for any substantial part of its Assets;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money;

(i) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Corporate IP or Corporate IP Agreements;

(j) imposition of any Encumbrance upon any of the Shares or Assets, tangible or intangible;

(k) acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(l) action by the Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Corporation;

(m) adoption, modification or termination of any: (i) severance, retention or other agreement with any current or former employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral;

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing;

(o) declaration or payment of any dividends or distributions or advance dividends on or in respect of any shares in the Corporation or redemption, retraction, purchase or acquisition of its shares;

(p) change in the Corporation's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(q) transfer, assignment, sale or other disposition of any of the Assets of the Corporation or cancellation of any debts or entitlements;

(r) damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(s) acceleration, termination, modification to or cancellation of any Contract to which the Corporation is a party or by which it is bound;

(t) any capital expenditures;

(u) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by Law; (ii) change in the terms of employment for any employee or any termination of any employees; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, Independent Contractor or consultant;

(v) adoption, modification or termination of any employment agreement with any current or former employee, officer, director, Independent Contractor or consultant;

(w) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(x) entry into a new line of business or abandonment or discontinuance of existing lines of business; and

(y) purchase, lease or other acquisition of the right to own, use or lease any Assets.

Section 3.09 Contracts and Outstanding Liabilities

(a) The Corporation has no Liabilities with respect to any Contracts and in particular, the Material Contracts.

(b) None of the Material Contracts entered into by the Corporation is in default as a result of breach of such contract by the Corporation and there are no grounds for rescission, avoidance or repudiation of any of those Material Contracts and no notice of termination or of intention to terminate has been received and/or sent by the Vendor in respect of any Material Contract.

Section 3.10 Title to Assets; Leases

(a) The Corporation has good and marketable title in fee simple to, or a valid leasehold interest in, all personal property and other Assets. All such personal property and Assets (including leasehold interests) are free from all Encumbrances except for Permitted Encumbrances.

(b) The Corporation does not own and has not directly or indirectly owned any legal or beneficial interest in any real property.

Section 3.11 Condition and Sufficiency of Assets. The assets owned, licensed or leased by the Corporation constitute all of the assets necessary to carry on the Business as it is currently carried on, are free of material defects and include all proprietary rights, Intellectual Property rights and other assets, tangible and intangible, used in connection with the Business.

Section 3.12 Intellectual Property

(a) The Corporation is not a party to any Corporate IP Agreements.

(b) The Corporation has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business or the Corporation's current operations, in each case, free and clear of Encumbrances.

(c) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Corporation's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the Corporation's operations as currently conducted.

(d) The Corporation's rights in the Corporate IP are valid, subsisting and enforceable. The Corporation has taken all reasonable steps to maintain the Corporate IP and to protect and preserve the confidentiality of all trade secrets included in the Corporate IP, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e) The conduct of the Business as currently and formerly conducted, and the products, processes and services of the Corporation, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed,

misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Corporate IP.

(f) There are no Actions (including any oppositions, expungment proceedings, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Corporation; (ii) challenging the validity, enforceability, registrability or ownership of any Corporate IP or the Corporation's rights with respect to any Corporate IP; or (iii) by the Corporation or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Corporate IP. The Corporation is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any Corporate IP.

Section 3.13Inventory. The Corporation does not own any inventory.

Section 3.14Accounts Receivable. The Corporation does not have any Accounts Receivable.

Section 3.15Legal Proceedings; Governmental Orders

(a) There are no Actions pending or threatened: (a) against or by the Corporation affecting any of its Assets (or by or against the Vendor or any Affiliate thereof and relating to the Corporation); or (b) against or by the Corporation, the Vendor or any Affiliate of the Vendor that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its Assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.16Compliance With Laws; Permits

(a) In all material respects, the Corporation has complied, and is now complying, with all Laws applicable to it or its Business or Assets.

(b) All Permits required for the Corporation to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to the Corporation.

(c) All Permits of the Corporation are wholly given and authorized, in good standing, and are not subject to any challenge, investigation, action or any other applicable Encumbrances except for ordinary course renewal processes.

Section 3.17Environmental Matters

(a) The Corporation is in compliance with all Environmental Laws in all material respects.

(b) No Environmental Permit is necessary in order to conduct the Business.

(c) None of the Corporation, the Business or the Assets are the subject of any Remedial Order.

(d) The Corporation has not received any Environmental Notice alleging that the Corporation is in violation of or has any Liability under any Environmental Law that is unresolved.

(e) The Corporation has not entered into or agreed to any consent, settlement or other agreement, nor is the Corporation subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(f) The Corporation, the Business or the Assets are not subject and has never been subject to any Environmental audits or assessments and no reports or similar reviews have ever been generated, produced or issued relating to the Corporation, the Business or the Assets.

(g) There are no active or abandoned above ground or underground storage tanks owned or operated by the Corporation.

Section 3.18 Benefit Plans

(a) The Corporation is not a party to or bound by, nor does the Corporation have any Liability with respect to, any Benefit Plans.

(b) The Corporation does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

(c) The Corporation has no commitment or obligation and has not made any representations to any employee, officer, director, Independent Contractor or consultant, whether or not legally binding, to adopt any Benefit Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.19 Employment Matters

(a) There are no current or former employees or Independent Contractors of the Corporation.

(b) There are no consultancy, service or other similar agreements to which the Corporation is a party which could be (in accordance with the Laws) requalified as an employment relationship or being considered as circumventing any Laws, including applicable employment laws or tax, health insurance or social insurance regulations.

Section 3.20 Taxes.

(a) All Taxes due and payable by the Corporation for periods (or portions thereof) ending on or before the Closing Date (whether or not shown due on any Tax Returns and whether

or not assessed or reassessed by the appropriate Governmental Authority) have been paid.

(b) No Governmental Authority of a jurisdiction in which the Corporation has not filed a Tax Return has made any claim that the Corporation is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Corporation is subject to Tax in a jurisdiction in which the Corporation does not file Tax Returns.

(c) There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Corporation.

(d) Adequate provision has been made in the Books and Records for all Taxes payable in respect of the Business or the Assets.

(e) The Corporation has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against the Corporation for any period for which Tax Returns have been filed and there are no actual or pending audit investigations or other Actions of or against the Corporation by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Corporation.

(f) The Corporation has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which the Corporation is or may be liable; (ii) the Corporation is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which the Corporation may be liable.

(g) The Corporation has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Corporation.

(h) The Corporation has not acquired property or services from, or disposed of property to, a non-arm's length Person for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(i) The Corporation is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) No Tax rulings have been requested or issued by any Tax authority with respect to the Corporation.

(k) The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

Section 3.21 Related Party Transactions.

(a) The Corporation has not made any payment or loan to any officer, director, employee, trustee or shareholder or any Person with whom the Corporation is not dealing at arm's length or any Affiliate or spouse of any of the foregoing (each, a "**Related Person**").

(b) The Vendor and its Affiliates (each, a "**Related Party**") are not parties to any Contract with the Corporation, no Related Party is indebted to the Corporation and the Corporation is not indebted to any Related Party.

(c) No Related Party is owed any Related Party Debt by the Corporation and there are no Related Party Receivables.

(d) No Related Person: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a competitor or supplier, dealer, lessor or lessee of the Corporation; or (ii) has any interest in any assets used or held for use by the Corporation.

Section 3.22Books and Records. The Books and Records of the Corporation, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all of the Books and Records will be in the possession of the Corporation.

Section 3.23Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Vendor or the Corporation.

Section 3.24Anti-Money Laundering and Anti-Corruption Practices

(a) Neither the Corporation nor any of its directors, officers or employees or agents, consultants or representatives:

(i) has violated, and the Vendor's execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder in each case to which either the Corporation or the Vendor is subject;

(ii) has, in the course of its actions for, or on behalf of, the Corporation (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the *Corruption of Foreign Public Officials Act* (Canada)

("**CFPOA**"), the *Foreign Corrupt Practices Act of 1977* (United States) ("**FCPA**") or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the *Bribery Act* (U.K.) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the *Special Economic Measures Act* (Canada) ("**SEMA**") or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the *Freezing Assets of Corrupt Foreign Public Officials Act* (Canada) ("**FACFOA**") or other similar Laws of other jurisdictions, in each case to which the Corporation is subject;

(iii) has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv) is a "specially designated national" or "blocked person" under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury ("**OFAC**"), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v) has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

Section 3.25Full Disclosure. No representation or warranty by the Vendor in this Agreement or any certificate or other document furnished or to be furnished to the Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Corporate Status and Authorization of the Purchaser. The Purchaser is a corporation incorporated and validly existing under the federal Laws of Canada and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This

Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Vendor) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. When each other Transaction Document to which the Purchaser is or will be a party has been duly executed and delivered by the Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

Section 4.02No Conflicts; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws or other constating documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Purchaser further represents that to the best of its knowledge, no agent, director, officer, employee or shareholder of the Vendor is a control person or affiliate of a control person of the Purchaser.

ARTICLE V
Covenants

Section 5.01Conduct of Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, the Vendor shall, and shall cause the Corporation, its officers and directors to:

(a) conduct the Business of the Corporation in the Ordinary Course consistent with past practice; and use commercially reasonable efforts to maintain and preserve intact the current organization and Business of the Corporation and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Corporation. Without limiting the foregoing, from the date hereof until the Closing Date, the Vendor shall, and shall cause the Corporation to:

(i) preserve and maintain all of its Permits;

(ii) pay its debts, Taxes and other obligations when due;

(iii) maintain the Assets owned, operated or used by the Corporation in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) defend and protect its Assets from infringement or usurpation;

(v) perform all of its obligations under all Contracts relating to or affecting its Assets or Business;

(vi) maintain the Books and Records in accordance with past practice;

(vii) not make any loans, advances or capital contributions to any Person;

(viii) not incur any indebtedness of the Corporation;

(ix) not (A) make, change or revoke, or permit the Corporation to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Law or (B) make, or permit the Corporation to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Laws related to Taxes or accounting requirements;

(x) comply in all material respects with all Laws; and

(xi) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur;

(b) not sell or otherwise dispose of the Shares (including establishing any Encumbrance);

(c) not create, allot or issue, or grant an option to subscribe for, any part of the registered capital of the Corporation;

(d) not decide on any increase or decrease of the Corporation's Share capital;

(e) not declare, make or pay any dividend or advance payment for dividend or other distribution to the Vendor or other third parties;

(f) not decide on any changes or amendment to the articles of association of the Corporation; and

(g) provide all assistance as may be required by the Purchaser in connection with liaising with local public officials, civil servants, suppliers, customers, contractors or other third parties as may be required by the Purchaser, acting reasonably.

Section 5.02 Access to Information. From the date hereof until the Closing, the Vendor shall, and shall cause the Corporation to: (a) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the Assets, premises, Books and Records, Contracts and other documents and data related to the Corporation; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Corporation as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Corporation to cooperate with the Purchaser in its investigation of the Corporation. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Vendor in this Agreement.

Section 5.03 No Solicitation of Other Bids

(a) The Vendor shall not, and shall not authorize or permit any of its Affiliates (including the Corporation) or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Vendor

shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Corporation) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "**Acquisition Proposal**" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning: (i) a merger, amalgamation, arrangement, liquidation, recapitalization, share exchange or other business combination transaction involving the Corporation; (ii) the acquisition of shares or subscription of increase in the registered capital, or other equity securities, of the Corporation; or (iii) the sale, lease, exchange or other disposition of substantially all or any significant portion of the Corporation's properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Vendor shall promptly (and in any event within two Business Days after receipt thereof by the Vendor or its Representatives) advise the Purchaser orally and in writing of any: (i) Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same.

(c) The Vendor agrees that the rights and remedies for non-compliance with this Section 5.03 shall include having such provision specifically enforced by any court of competent equitable jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that monetary damages would not provide an adequate remedy for the Purchaser.

Section 5.04 Notice of Certain Events

(a) From the date hereof until the Closing, the Vendor shall promptly notify the Purchaser in writing of any:

(i) fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Vendor hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.01 to be satisfied;

(ii) notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) Actions commenced or threatened against, relating to or involving or otherwise affecting the Vendor or the Corporation that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) the Purchaser's receipt of information under this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Vendor in this Agreement (including Section 7.02 and Section 9.01(b)).

Section 5.05Resignations. If requested by the Purchaser, the Corporation shall deliver to the Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Corporation as may be requested by the Purchaser.

Section 5.06Confidentiality. From and after the date of this Agreement, the Vendor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Corporation, except to the extent that the Vendor can show that such information: (a) is generally available to and known by the public through no fault of the Vendor, any of its Affiliates or any of their respective Representatives; or (b) is lawfully acquired by the Vendor, any of its Affiliates or any of their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Vendor, any of its Affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Vendor shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that the Vendor is advised by counsel in writing is legally required to be disclosed; *provided that* the Vendor shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07Governmental Filings, Approvals and Consents.

(a) The Vendor shall use its reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are required in connection with this Agreement.

(b) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Corporation is a party is not obtained before the Closing, the Vendor shall, subsequent to the Closing, cooperate with the Purchaser and the Corporation in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Vendor shall use its reasonable best efforts to provide the Corporation with the rights and benefits of the affected Contract for the term thereof and, if the Vendor provides such rights and benefits, the Corporation shall assume all obligations and burdens thereunder.

Section 5.08Books and Records. To facilitate the resolution of any claims made by or against or incurred by the Corporation after the Closing, or for any other reasonable purpose, for a period of three years after the Closing, the Vendor shall:

(a) retain the Books and Records (including personnel files) of the Vendor which relate to the Corporation and its operations for periods before the Closing; and

(b) upon reasonable notice, afford the Representatives of the Purchaser or the Corporation reasonable access (including the right to make, at the Purchaser's expense, photocopies), during normal business hours, to such Books and Records.

Section 5.09Pre-Closing Tax Period and Closing Date Tax Year.

(a) On or before the statutory due date, the Vendor shall cause to be prepared in accordance with Laws and past practice of the Corporation and after providing the Purchaser with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of the Purchaser's approval, file, on behalf of and in the name of the Corporation, all income Tax Returns of the Corporation required by Law to be filed for any Pre-Closing Tax Period, whether the required filing date is before or after the Closing Date.

(b) On or before the statutory due date, the Purchaser shall prepare, in accordance with Laws and past practice of the Corporation, and file, on behalf of and in the name of the Corporation, all income Tax Returns of the Corporation required by Law to be filed for the taxation year of the Corporation that includes the Closing Date (the "**Closing Date Tax Year**").

(c) After Closing, the Purchaser shall provide, and shall cause the Corporation to provide, to the Vendor such information and assistance as is reasonably requested by the Vendor for the purposes of preparing the Tax Returns referred to in Section 5.09(a).

(d) The Purchaser will not request, or cause or allow the Corporation to request, any audits by any Governmental Authority of any Tax Return or matter of, or affecting, the Corporation in respect of any Pre-Closing Tax Period or of any Tax Return for the Closing Date Tax Year, and it will not cause or allow the Corporation to originate the recalculation or re-filing of any such Tax Return or file any waivers for any Pre-Closing Tax Period or the Closing Date Tax Year of the Corporation, unless this recalculation or re-filing is required by Law or this recalculation or re-filing does not increase the Liability of the Vendor under any representation, warranty or indemnity under this Agreement. The parties will inform each other of, and co-operate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Corporation in respect of any Pre-Closing Tax Period or of any Tax Return required to be filed for the Closing Date Tax Year.

(e) If the Purchaser or the Corporation receives an assessment or reassessment (each, an "**Assessment**") from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or any Tax Return filed for the Closing Date Tax Year, the Purchaser shall deliver or cause to be delivered to the Vendor a copy of the Assessment within 30 days of receiving the Assessment, *provided that* failure to do so shall not affect the indemnification provided hereunder except only to the extent that the Vendor shall have been actually prejudiced as a result of such failure. The parties will co-operate in responding to or contesting any Assessment. If the Purchaser or the Corporation becomes entitled to a refund (or chooses to apply the amount otherwise refundable towards a payment of Tax in respect of a Tax period ending after the Closing Date) of all or a portion of any amount relating to an Assessment of which the Vendor have, by payment to the Purchaser or the relevant Governmental Authority, indemnified the Purchaser, then an amount equal to the refund, together with any interest received on it, shall be paid to the Vendor, net of any applicable Taxes, promptly after receipt of payment of the refund or notice from the relevant Governmental Authority of such application, as the case may be; *provided that* any such refund or application that is subsequently disallowed by the relevant Governmental Authority shall be paid by the Vendor to the Purchaser within 30 days of the disallowance.

(f) Tax refunds and credits in respect of any Pre-Closing Tax Period that are received or applied after the Closing Date by the Corporation shall be for the account of the Vendor, and the Purchaser shall pay, or cause the Corporation to pay, to the Vendor such amount, within 30 days after receipt or reduction; *provided that* any such refund or application that is subsequently disallowed by the relevant Governmental Authority shall be paid by the Vendor to the Purchaser within 30 days of the disallowance.

Section 5.10No Convertible Security. The Corporation and the Vendor shall ensure that there will be no outstanding options, warrants or other convertible securities that may be exchangeable for Shares in the Corporation on the Closing Date.

Section 5.11Closing Conditions. During the Interim Period, each party hereto shall, and the Vendor shall cause the Corporation to, use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI.

Section 5.12Public Announcements. The Purchaser shall have the sole right to determine that it is required to make a public announcement or other disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media. Unless otherwise required by Laws or stock exchange requirements (based upon the reasonable advice of counsel), the Vendor shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the parties shall cooperate as to the timing and contents of any such announcement. The Vendor is a publicly reporting company, and thus the Purchaser consents to the Vendor making any necessary reporting required under the Securities Exchange Act of 1934, the Securities Act of 1933, and any other related rules or regulations, provided that to the extent practicable, the Vendor will provide notice to the Purchaser as soon as reasonably possible with respect to any public disclosure and the parties shall cooperate as to the timing and contents of any such disclosure.

Section 5.13 Lock Up. The Vendor shall comply with all securities laws with respect to the Public Shares received by any of them pursuant to this Agreement. The Vendor shall not trade any of the Public Shares received pursuant to the terms of this Agreement until six (6) months after their issuance.

Section 5.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Furthermore, the Purchaser agrees to cooperate in good faith with the Vendor and the Vendor's designees, agents, advisors, auditors and attorneys in producing any financial materials or related matters as part of the Vendor's public reporting requirements.

ARTICLE VI
Conditions to Closing

Section 6.01Conditions to Payment of Purchase Price. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and pay the Purchase Price shall be subject to the fulfillment, determined by the Purchaser in its sole discretion or the Purchaser's waiver, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of the Vendor contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Vendor set out in Section 3.01, Section 3.02, Section 3.03, Section 3.07 and Section 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by him before or on the Closing Date.

(c) No Action shall have been commenced against the Purchaser, the Vendor or the Corporation that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers required in connection with this Agreement shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser, if applicable, at or before the Closing.

(e) The Corporation shall have maintained in good standing under the name of the Corporation, all Permits necessary and desirable to the operation of the Business.

(f) From the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, with or without the lapse of time, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) The Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Purchaser.

(h) The Purchaser shall have been registered as the sole shareholder of the Corporation in the list of shareholders of the Corporation.

(i) The Purchaser shall have received a certificate, dated the Closing Date and signed by the Vendor, that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) has been satisfied.

(j) If applicable, the Purchaser shall have received resignations of the directors and officers of the Corporation as requested pursuant to Section 5.05.

(k) The Vendor shall have delivered to the Purchaser such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII
Indemnification

Section 7.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is 36 months from the Closing Date; provided that the representations and warranties in: (a) Section 3.01, Section 3.03, Section 3.23 and Section 4.01 shall survive indefinitely; (b) Section 3.17 shall survive for a period of 7 years after the Closing; and (c) Section 3.20 shall survive for the full period of the applicable limitation period (giving effect to any waiver or extension thereof) plus 60 days. All covenants and agreements of the parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under Laws, whichever is sooner.

Section 7.02Indemnification by the Vendor. Subject to the other terms and conditions of this Article VII, the Vendor shall indemnify and defend each of the Purchaser and its Affiliates (including the Corporation) and their respective Representatives (collectively, the "**Purchaser Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Vendor contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Vendor under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Vendor under this Agreement.

Section 7.03Indemnification Procedures. The party making a claim under this Article VII is referred to as the "**Indemnified Party**", and the party against whom such claims are asserted under this Article VII is referred to as the "**Indemnifying Party**".

(a) **Third-Party Claims.** If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third-Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however,

relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defence; *provided that*, if the Indemnifying Party is the Vendor, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Corporation; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third Party Claim, subject to Section 7.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; *provided that*, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third Party Claim, the Indemnified Party may, subject to Section 7.03(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Vendor and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third Party Claim.

(b) **Settlement of Third-Party Claims**. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall

not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defence of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defence under Section 7.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) **Direct Claims.** Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Corporation's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.04Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that, if the Indemnifying Party does not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 20%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.05Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. All sums payable under this Agreement (including sums payable on the Closing Date) shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by Law. If any deductions or withholdings are required by Law, the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

Section 7.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.01.

ARTICLE VIII
Non-Compete and Non-Solicitation

Section 8.01 Non-Compete. During the period of 5 years from the Closing (the "**Restricted Period**"), the Vendor shall not within the whole territory of Lesotho be engaged in or become engaged, directly or indirectly, in any businesses, activities or operations which are, or may be, in competition with the Business.

Section 8.02 Penalty for Breach. In the event of any breach of this Article VIII, the Vendor shall be obliged to pay to the Purchaser upon its request a contractual penalty in the amount of $250,000. The payment of the contractual penalty by the Vendor does not deprive the Purchaser of its right to claim damages incurred as a result of the breach of this Article VIII. The Vendor shall pass to the Purchaser any profit or benefit obtained by the Vendor as a result of any breach of this Article VIII.

Section 8.03 Proportionality and Severability. The Vendor agrees that the restrictions contained in this Article VIII are no greater than is reasonable, fair and necessary, taking into consideration the terms and conditions of this Agreement and, in particular, the business relationship and overall cooperation between the Vendor and the Purchaser, for the protection of the interests of the Purchaser and the Corporation but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

Section 8.04 Non-Solicitation. The Vendor shall not, during the Restricted Period, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other Person:

(a) induce or encourage any employee or consultant of the Corporation to leave the employment of or engagement by the Corporation or authorize, assist, approve or encourage this action by any other Person; or

(b) solicit or attempt to solicit any of the Corporation's customers or prospective customers (including any medical professionals, pharmacists or pharmacies) to compete with the business, activities or operation of the Corporation.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) By the mutual written consent of the Vendor and the Purchaser.

(b) By the Purchaser by written notice to the Vendor if the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Vendor under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI, and such breach, inaccuracy or failure has not been cured by the Vendor within 10 days of the Vendors' receipt of written notice of such breach from the Purchaser.

(c) By the Purchaser or the Vendor if:

(i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) there shall be any Law, or any Governmental Authority shall have issued any final and non-appealable Governmental Order, that makes the operation of the Business of the Corporation illegal or otherwise prohibited.

Section 9.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 5.06, this Article VIII and ARTICLE X; and

(b) that nothing herein shall relieve any party hereto from liability for any wilful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Vendor: Corix Bioscience, Inc.
c/o Board of Directors

9880 Irvine Center Drive
Irvine, California 92618

with a copy to:

Paesano Akkashian Apkarian, PC
Counsel for Vendor
7457 Franklin Road
Suite 200
Bloomfield Hills, Michigan 48301

Email:	apaesano@paalawfirm.com and dbone@paalawfirm.com
Attention:	Chairman of the Board

If to the Purchaser: 2635835 Ontario Inc.
40 King Street West, Suite 2100
Toronto, Ontario, Canada M5H 3C2

Email:	jvettese@casselsbrock.com
Attention:	John Vettese

Section 10.03 **Interpretation.** For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 10.04 **Headings.** The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 **Severability.** If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.06 **Entire Agreement.** This Agreement and the other Transaction Documents constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

Section 10.07 **Successors and Assigns.** This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. The

Purchaser may assign its rights or obligations hereunder without the prior written consent of the Vendor. The Vendor may not assign its rights or obligations hereunder without the prior written consent of the other parties.

Section 10.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Forum; Choice of Language

(a) This Agreement shall be governed by and construed in accordance with the Laws of the province of Ontario and the federal Laws of Canada applicable therein.

(b) Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of the province of Ontario, and each party irrevocably submits and agrees to attorn to the non-exclusive jurisdiction of that court in any such Action. The parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

(c) The parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les parties aux présentes confirment leur volonté expresse que cette convention, de même que tous les documents s'y rattachant, y compris tous avis, annexes et autorisations s'y rattachant, soient rédigés en langue anglaise seulement.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Independent Legal Advice. The parties, including each Vendor, acknowledge that they have executed this Agreement without any undue stress, fear, duress, improper understanding, misrepresentation, coercion, undue influence or false inducement and each further acknowledge that they are entitled, and have been advised, to seek independent legal advice and

confirm that by executing this Agreement, they have either sought such independent legal advice or have expressly waived their right to do so.

Section 10.13 **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

2635835 ONTARIO INC.

By: ______________________________

Name:

Title:

CORIX BIOSCIENCE, INC.

By: ______________________________

Name: Michael Ogburn

Title: Chief Executive Officer

Consent Through Resolution of the Board of Directors

EXHIBIT A

WIRING INSTRUCTIONS

Wiring Instructions

Bank:	Comerica Bank 188 N. Old Woodward Avenue Birmingham, MI 48009 (248) 371-5000
Routing Number:	072000096
Account Number:	1852788478 (trust account)
Beneficiary:	Paesano Akkashian Apkarian, PC